UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25


                         NOTIFICATION OF LATE FILING

Check One): |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q and Form 10-QSB |_| Form N-SAR

        For Period Ended: December 31, 2003
        |_|  Transition Report on Form 10-K
        |_|  Transition Report on Form 20-F
        |_|  Transition Report on Form 11-K
        |_|  Transition Report on Form 10-Q
        |_|  Transition Report on Form N-SAR
        For the Transition Period Ended: _____________________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type  |
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| Nothing in this form shall be constructed to imply that the Commission has   |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

SUMMIT ENVIRONMENTAL CORPORATION, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

133 EAST TYLER STREET
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Address of Principal Executive Office (Street and Number)

LONGVIEW, TX 75601
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City, State and Zip Code

PART 11 - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

   | (a) The reasons described in reasonable detail in Part III of this form
   |     could not be eliminated without unreasonable effort or expense;
   | (b) The subject annual report, semi-annual report, transition report
   |     on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion
   |     thereof, will be filed on or before the fifteenth calendar day
|X||     following the prescribed due date; or the subject quarterly report of
   |     transition report on Form 10-Q, or portion thereof will be filed on
   |     or before the fifth calendar day following the prescribed due date;
   |     and
   | (c) The accountant's statement or other exhibit required by Rule
   |     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountants for his review in the time to complete the report prior to the filing deadline.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

THOMAS J. KENAN                     405                    235-2575
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(Name)                          (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

|X|  Yes  |_|  No  Form 10K - SB

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
      portion thereof?                                  |_|  Yes  |X|  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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                    SUMMIT ENVIRONMENTAL CORPORATION, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 26, 2004                            By: /s/ B. Kieth Parker
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                                                     B. Kieth Parker
                                                     Chief Executive Officer